EXHIBIT 99.2

Script for New World 2Q Conference Call – 8/5/05

[Paul Murphy] Good Morning and welcome to New World Restaurant Group’s second quarter 2005 conference call.  I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer. Before I begin, I would like Rick to read a brief Statement regarding forward-looking statements.

[Rick Dutkiewicz] Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  Please refer to our press release issued yesterday and the Risk Factors in Form 10-Q that will be filed early next week for more details. In addition, we will not be providing guidance as to future results or trends.

[Paul Murphy] Thank you, Rick. I am very pleased with the results of our second quarter. First, we grew comparable store sales in our company-owned restaurants by an outstanding 6.3% over last year’s quarter. And, for the first time in over two years, we generated an increase in transactions. The trend towards positive transactions had been building since the third quarter of 2004 and now we have achieved one of our critical goals: a real increase in customer traffic.

Our increases in same-store sales in recent quarters have been due to our ability to grow the average check size. We are still, by design, generating increases in the average check, through our planned shift to higher priced and new fresh, high quality menu items. In fact, the same-store sales improvement in our second quarter reflected a 6% increase in the average check size. Now, together with our new menu, improvements in customer service and store appearance plus advertising campaigns launched in the fourth quarter of 2004 and second quarter of 2005, we are seeing a positive consumer response. We are attracting new customers and repeat visits in both the breakfast and lunch day-parts.

Our financial focus, as Rick and I have stressed before, is on the growth of cash flow. In the second quarter our operations generated more than $14 million in cash.  Net cash from operations at the end of the first six months was $8.1 million. Rick will elaborate on our significant improvements in cash flow later on in this call. Furthermore, I would like to point out that we invested approximately $4 million in property and equipment for our company-owned restaurants and made a $10.4 million interest payment on our $160 million notes over the course of the first six months of 2005.

As part of those investments, we opened our eighth new concept Einstein Bros. Café in Longmont, Colorado in the second quarter. We continue to test and fine tune the various elements of the Café, while introducing the best facets of this concept into the majority of our existing Einstein Bros. restaurants under the three-year program to physically update these locations and enhance their performance.

During the quarter just ended, we also improved gross profit margins and income from operations. Income from operations in 2005’s second quarter reflected impairment charges of $1.2 million associated with the Chesapeake Bagel Bakery trademarks. In the second quarter, we revisited the long term strategic fit of this brand.  Based on the recommendations of an outside consultant—who was previously retained to present viable alternatives for Chesapeake—we decided to develop an exit strategy that we believe could be completed within approximately one year.

While we move to develop a strategy to exit the Chesapeake business, I would like to point out that our Manhattan Bagel franchises have been experiencing increases in comparable store sales. This improvement is the result of our multi-faceted efforts to bolster the brand’s store performance while terminating relationships with franchisees that did not perform in accordance with their franchise agreements. At the mid-year point, there were 127 Manhattan Bagel locations in operation, primarily in the Northeast.

Now, I would like to ask Rick to report on our second quarter results.

(Rick Dutkiewicz) Thanks Paul. Good morning everyone. For the second quarter, ended June 28, 2005, total revenues increased 3.1% to $97.1 million, compared to $94.2 million for the second quarter of 2004. The $3 million gain in revenues consisted of an increase of approximately $3.5 million in our company-operated restaurant sales, which was partially offset by a decrease of approximately $268,000 in franchise and license related revenues and $300,000 in manufacturing revenues.

For the six months ended June 28, 2005, total revenues increased by approximately $5 million to $190.4 million compared to $185.4 million in the first half of 2004. The increase reflected a $5.7 million improvement in retail sales and stable franchise and license related revenues, partially offset by a $722,000 decrease in manufacturing revenues.

Company operated restaurant revenues reflected a comparable store sales increase of 6.3%, which included a 6.0% increase in the average check, and a 0.3% increase in transactions. As Paul pointed out, this was the first increase in transactions in over two years, and a major milestone in our plan to significantly grow our Einstein Bros. and Noah’s brands.

Our gross profit increased to $19.2 million in the second quarter of fiscal 2005, which represented 19.7% of total revenue, from $16.3 million, or 17.3% in the corresponding 2004 quarter. General and administrative expenses increased 16.4% to $9.3 million, or 9.6% of revenues, compared to $8 million or 8.5% of revenues, a year earlier. Approximately $700,000 of the increase in G&A expenses was due to higher bonuses, payable, due to improved operating performance.

Income from operations for the second quarter was $1.4 million, compared to a loss of approximately $200,000 in the 2004 quarter. Operating results for the 2005 quarter included the impairment charge of approximately $1.2 million associated with the company’s Chesapeake Bagel Bakery brand, and a $200,000 loss on the disposal of assets.

Adjusted EBITDA increased 23.3% to $11.1 million, or 11.4% of revenues, compared with $9 million, or 9.6% of revenues in the second quarter of fiscal 2004. For the year to date, adjusted EBITDA increased 15.3% to $19.6 million, or 10.3% of revenues, compared with $17 million, or 9.2% of revenues, for the first six months of 2004. Adjusted EBITDA is a typical non-GAAP measurement for companies that issue debt and a measure used by our lenders. Adjusted EBITDA, as defined in the Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain or loss on the investment, sale, disposal or exchange of assets, (4) impairments and other related charges and (5) other income. Adjusted EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. The loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. We present Adjusted EBITDA because it relates to a covenant contained in each of our loan agreements which are material to us and our financial condition and liquidity.   As of June 28,  2005, we were in compliance with the Adjusted EBITDA covenant and do not anticipate that the covenant will impact our ability to borrow under the AmSouth revolving credit facility.

Data regarding Adjusted EBITDA is provided as additional information to help our bondholders understand compliance with the Adjusted EBITDA covenant. We also believe Adjusted EBITDA is useful to our bondholders as an indication of earnings available to service debt.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. We believe Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

Our net loss for the second quarter was $4.3 million or $0.43 per basic and diluted share, compared to a net loss of $6.2 million, or $0.63 per share for the year earlier quarter. The net loss for the first six months of 2005 was $8.2 million or $0.83 per basic and diluted share, compared to a net loss of $10.4 million, or $1.05 in the year earlier period.

During the first six months ended June 28, 2005, we generated net cash from operations of $8.1 million, compared to net cash of $5.4 million a year earlier. In the second quarter alone, we generated a record $14.4 million of cash from operations, a $4.7 million increase over last year’s second quarter. Further, we realized a $4.1 million net increase in cash during the second quarter.  At the end of the six months, we had $13.8 million in cash and equivalents, compared to $10.3 million a year ago. As Paul had mentioned, the company invested approximately $4 million in property and equipment for company-owned restaurants during the first six months of the year, and made $10.4 million in first quarter payments on our notes that were paid at the beginning of the first quarter.

We have recognized and stressed that generating operating cash and reinvesting in our restaurants is the key to moving the company forward and achieving our goals. Based on the results attained in the second quarter, we believe we are solidly on track.

(Paul) Thank you, Rick. The results generated by the New World team in the second quarter and throughout the first six months of 2005, indicate that the strategies developed and initiated in 2004 to improve the performance of our company-operated brands are bearing fruit. Together with the measures we are taking with our franchised brands, we believe that we are succeeding in moving the company in the right direction. Our team is enthused by the continued growth in same-store sales, in having turned the corner in achieving positive transactions, and in generating greatly improved levels of cash flow.

We are running a tight ship, and are determined to maintain – and increase – our focus on continuing to improve operational performance. We still have work to do, but I am encouraged that we will succeed.

Thank you for joining us today. We will now open the phone lines for questions.

The following questions were presented regarding various topics:

•                  Sensitivity analysis with regards to revenue to achieving profitability – By looking at our net loss, we believe that by adding back $1.2 million in impairment charges and $0.7 – $0.8 of other charges that generally are not repeated on a quarter to quarter basis, we now are within $2.0 million of pre-tax income with a substantial net operating loss. Combined with the concept of flow through, which is basically net contribution margin of approximately 40% for restaurant companies, we are very close to reaching profitability with a modest improvement in store level operations.

•                  Same store sales projections - We expect to see similar growth in the near future and have provided comp store sales trending in our Form 10-Q. Later in the year, the threshold becomes higher in terms of our ability to achieve growth like we did in this quarter.

•                  Refinancing plans – Our plans are still on hold. We believe our performance has been good this year and we are waiting on the markets to make sense. The high yield market was not as receptive to new deals earlier in the year and we want to look at completing a transaction when the market can cover all costs associated with the transaction and provide some meaningful cash flow relief from our interest expense.